Exhibit 99.1

FDA Issues Not Approvable Letter to Cellegy Pharmaceuticals
for CellegesicTM

SOUTH SAN FRANCISCO, CA – December 23, 2004 – Cellegy Pharmaceuticals, Inc. (Nasdaq:  CLGY) announced that it received late today a communication from the U.S. Food and Drug Administration in the form of a Not Approvable Letter for its product CellegesicTM (nitroglycerin ointment).  Cellegesic was the subject of an NDA that was filed with the FDA for the treatment of pain associated with chronic anal fissure.  In October the FDA granted the application a Priority Review status.

K. Michael Forrest, Cellegy’s President and CEO, stated, “We believe that our third Phase 3 trial achieved the requirements for approval of Cellegesic as agreed with the FDA under the provisions of a Special Protocol Assessment.  In addition, two previous Phase 3 trials included in the NDA were supportive of approval.  The FDA reached a different conclusion and has raised several issues that were not part of the agreed upon approval criteria.  We are evaluating the FDA’s letter and will carefully consider all of our options.”

“We are disappointed that the FDA chose to take this action on what we consider to be a safe and effective product that could provide relief to hundreds of thousands of people suffering from this very painful condition,” said David A. Karlin, M.D., Cellegy’s Vice President, Clinical Research.

About Cellegy Pharmaceuticals

Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of gastrointestinal disorders, women’s health care conditions, including sexual dysfunction and HIV prevention, and certain cancers.

Cellegesic, branded “RectogesicTM” outside the United States, is approved in the United Kingdom for the treatment of pain associated with chronic anal fissures.  Launch of Rectogesic in the United Kingdom through ProStrakan Group Limited, Cellegy’s corporate partner, is expected in the first half of 2005.

The Company is also pursuing the use of Cellegesic for the treatment of hemorrhoids, as well as dyspareunia, a painful condition that prevents or inhibits sexual intercourse in more than 5 million women in the United States.  Currently, there is no effective treatment for dyspareunia.

Cellegy recently enhanced its women’s healthcare product portfolio through the acquisition of Biosyn and its lead product SavvyTM, a contraceptive gel to prevent HIV-AIDS in women.  Savvy is in advanced Phase 3 clinical trials for contraception and for the prevention of HIV.  Cellegy is also developing TostrelleTM Gel for the treatment of sexual dysfunction (libido) in postmenopausal women and is planning to enter Phase 3 clinical trials during 2005.

FortigelTM, branded TostrexTM outside the United States, is currently undergoing regulatory review in Sweden for the treatment of male hypogonadism caused by testosterone deficiency.  ProStrakan has also licensed rights to Tostrex for the United Kingdom and other European markets.  Cellegy is in discussions with the FDA to determine the final design of a Phase 3 trial required for marketing approval of Fortigel in the United States.

Other products being developed by Cellegy researchers address a number of conditions including prostate cancer, Raynaud’s Disease and Restless Leg Syndrome.